[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and the registrant customarily and actually treats as private and confidential.
SECOND AMENDMENT TO SUPPLY AGREEMENT -ROLONTIS
This SECOND AMENDMENT TO SUPPLY AGREEMENT - ROLONTIS (this “Second Amendment”) is made and effective as of January 1st, 2022 (the “Second Amendment Effective Date”) by and between Spectrum Pharmaceuticals Inc., a Delaware corporation (“Spectrum”) and Hanmi Pharmaceuticals Co., Ltd., a company incorporated under the laws of the Republic of Korea (“Hanmi”). In this Second Amendment, Hanmi and Spectrum each may be referred to individually as a “Party” and together as the “Parties.”
WHEREAS, Spectrum and Hanmi are parties to that certain Supply Agreement, dated February 28, 2018, as amended by that certain First Amendment dated December 6, 2019 (the “Supply Agreement”); and
WHEREAS, the Parties wish to revise the terms of the Supply Agreement with respect to purchase orders, minimum purchase requirements, and pricing, as set forth below:
NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
1.    Unless otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in the Supply Agreement.
2.    Sections 2.1.1 through 2.1.8 of the Supply Agreement. Sections 2.1.1 through 2.1.8 of the Supply Agreement are hereby amended by deleting such sections in their entirety and substituting the following in lieu thereof:
2.1.1    Existing Purchase Orders. The Parties agree that all Purchase Orders issued by Spectrum on or prior to the Second Amendment Effective Date are hereby cancelled, and Spectrum shall have no obligation to purchase any Product or pay any amounts to Hanmi pursuant to any such Purchase Orders. To the extent Hanmi has any existing Product in inventory manufactured pursuant to any such Purchase Orders, Hanmi will ship any or all such inventory to Spectrum at any time at Spectrum’s request, provided that Hanmi’s obligation to store such existing Product shall terminate on the expiration date of the existing Product.
2.1.2    Additional Purchase Orders. On and after the Second Amendment Effective Date, Hanmi shall Produce and Deliver Product to Spectrum only upon Spectrum’s request pursuant to Purchase Orders submitted by Spectrum on or after the Second Amendment Effective Date, with a Delivery Date no sooner than [***] from the date of such Purchase Order (each such Purchase Order, an “Additional Purchase Orders”). Each Additional Purchase Order shall be subject to acceptance by Hanmi. If Hanmi accepts an Additional Purchase Order, Hanmi shall deliver the Saleable Products in accordance with the terms of such Additional Purchase Order and this Agreement. Spectrum will have no minimum purchase obligations with respect to the Product, provided that each Additional Purchase Order shall be ordered on the basis of batch sizes of the Product.

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2.1.3 Purchase Price. The purchase price of Product shipped by Hanmi in the first one- year period following the Commercial Launch (the “Year 1” in table below) shall be US$[***]. The purchase price of the Product shipped in the second one-year period following the Commercial Launch (the “Year 2” in the table below) shall be US$[***]. The purchase price of Product shipped in the third one-year period following the Commercial Launch (the “Year 3” in the table below) shall be US$[***]. After the third one-year period following the Commercial Launch, the purchase price shall be set quarterly by the Parties based on market conditions, such as an agreed-upon percentage of the average selling price of the Product, provided that both Parties will use reasonable efforts to reduce COG (including, but not limited to, Spectrum’s efforts to acquire all relevant regulatory approvals for the Product). For the avoidance of doubt, the purchase price of the Product shall be determined by the date Hanmi releases the Product from Hanmi’s production site. If the date of shipment is delayed due to any reason not attributable to Hanmi, the purchase price shall be determined by the projected release date of such batch (or batches) of the Product set forth in the production plan.
For the avoidance of doubt, and by way of example for clarity in calculating the purchase price, assuming that the Commercial Launch date is July 1, 2022, the purchase price shall be calculated as follows:

Years from Commercial Launch	Purchase Price (per gram)
Year 1 (July 1, 2022-June 30, 2023)	US$[***]
Year 2 (July 1, 2023 - June 30, 2024)	US$[***]
Year 3 (July 1, 2024 - June 30, 2025)	US$[***]
Year 4 and onward (July 1, 2025 - onward)	[***]

3.    Continuing Effect. Except as specifically amended by this Second Amendment, the Supply Agreement shall remain in full force and effect in accordance with its terms. Sections or other headings contained in this Second Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Second Amendment.
4.    Counterparts. This Second Amendment may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.
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[Signature Page Immediately Follows]
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IN WITNESS WHEREOF, the Parties have executed this Second Amendment to Supply Agreement - Rolontis as of the Second Amendment Effective Date.

SPECTRUM PHARMACEUTICALS, INC.	HANMI PHARMACEUTICALS CO., LTD.
By: /s/ Thomas Riga	By: /s/ Se-Chang Kwon
Name: Thomas Riga	Name: Se-Chang Kwon
Title: President and CEO	Title: CEO

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